PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and between THE R & S APARTMENT LAND, LLC, a Missouri limited liability company (“Seller”), and AMERICA FIRST APARTMENT INVESTORS, INC., a Maryland corporation, or its permitted assigns (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer, assign and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the Membership Interests, as defined herein, in CSI, L.L.C., a Missouri limited liability company (the “Company”). The “Membership Interests” shall include collectively and without limitation, any and all rights to receive any participation, allocations or distributions from the Company, any and all voting rights, and any and all other benefits to which such members may be entitled pursuant to the Articles of Organization and Operating Agreement of the Company dated February 5, 2001, a true and complete copy of which, together with all amendments, is attached hereto as Exhibit “B” (the “Organizational Documents”), together with the obligations of such members to comply with the terms and provisions of the Organizational Documents .

1.2 Assets of the Company Seller represents and warrants that the Company owns all of the following described property (herein collectively called the “Property”):

(a) Land. That certain tract of land (the “Land”) located in Independence, Missouri, being more particularly described on Exhibit “A” attached hereto and made a part hereof.

(b) Easements. All easements, if any, benefiting the Land or the Improvements (as defined in Section 1.1(d) of this Agreement).

(c) Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of the Company in and to adjacent streets, alleys or rights-of-way included in the Land and all benefits under the Tax Increment Financing documents and instruments applicable to the Land and Improvements.

(d) Improvements. All buildings, improvements and related amenities known as “Cornerstone Apartments” (the “Improvements”) in and on the Land, consisting of a total of 420 apartment units and related amenities.

(e) Leases. All right, title and interest under all leases (the “Leases”) of space in the Property, concession leases, and all tenant security deposits (whether refundable or non-refundable) held by the Company on the Closing Date (as defined in Section 6.1 of this Agreement).

(f) Tangible Personal Property. All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other personal property, if any, owned by the Company and located on or about the Land and the Improvements (the “Tangible Personal Property”), including, without limitation, those items of personal property set forth on Exhibit “D” attached hereto and excluding property owned by tenants.

(g) Contracts. The Company’s right, title and interest (to the extent the same is assignable) under the Contracts (as defined in Section 4.1(c) of this Agreement), other than the Rejected Contracts (as defined hereinafter).

(h) Intangible Property. All intangible property (the “Intangible Property”), if any, owned by the Company and pertaining to the Land, the Improvements, or the Tangible Personal Property including, without limitation, the name “Cornerstone Apartments,” transferable utility contracts, transferable telephone exchange numbers and all assignable warranties and guarantees relating to the Property or any part thereof. The Seller will furnish Purchaser with copies of the blueprints, plans and specifications, engineering plans and studies, floor plans and landscape plans for use with respect to the Land and Improvements only, but is not selling copyrights and rights to reproduce such items for use elsewhere, the ownership of which is being retained.

1.3 Retained Assets and Liabilities.

(a) In addition to items described in Section 1.2 (h), the Seller retain the following assets of the Company:

(i) All rights against former tenants of the Property (not in possession on the date of Closing) for the collection of rents and any other amounts due for time periods prior to Closing.

(ii) The rights to duplicate and reuse the design, specifications, blueprints and plans for the Property at other locations are retained by the Seller; provided, however, Seller is selling and expressly shall not be permitted to use the name “Cornerstone Apartments”, all rights to which shall be transferred by Seller to Purchaser hereunder as an asset of the Company.

(iii) All bank accounts and cash on hand, exclusive of tenant deposits and Seller shall retain all of its original accounting and bank records and tax returns for the Company for the time periods prior to Closing, but Seller shall provide copies of such records and returns to Purchaser upon request if needed for Company or tax purposes after Closing.

(b) Except as herein stated, Seller shall also retain the following “Liabilities” of the Company pertaining to the development, ownership, and financing of the Property up to the date of Closing, including, without limitation the following:

(i) All liabilities pertaining to the existing loan documents and instruments evidencing and securing the Company’s existing loan for the Property, which shall be paid in full at Closing.

(ii) Any and all claims, losses, liabilities, damages, obligations, fines, penalties, suits, actions, proceedings, costs or expenses of any nature whatsoever (including, without limitation, reasonable attorneys’ fees and expenses and court costs), whether now known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated or due or to become due, including, without limitation, any liabilities in respect of any applicable laws other than (w) trade payables not yet due which have been disclosed to the Purchaser and any other obligations which have been subject to proration under Section 6.3 of this Agreement; (x) obligations under the Leases with tenants arising from and after the date of Closing; (y) obligations under the Contracts arising from and after the date of Closing; and (z) any and all tax obligations for the Company arising from and after the date of Closing

2.

PURCHASE PRICE

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Membership Interests shall be Thirty Seven Million Five Hundred Thousand and no/100 Dollars ($37,500,000.00), less the total amount of all concessions to tenants under the Leases in effect at Closing for the remainder of their existing terms, and further subject to prorations and adjustments as set forth in this Agreement. Concessions for this purpose shall mean discounts from the stated rent amount in such leases for free rent or reduced rent for a stated time period below the regular rent amount stated in such Lease. The Purchase Price, as adjusted, shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to the “Escrow Company” (as defined below) on the Closing Date in accordance with wire transfer instructions to be provided by the Escrow Company.

3.

EARNEST MONEY

3.1 Earnest Money. Earnest Money shall be received and paid as set forth below.

(a) Purchaser shall deliver an earnest money deposit in the amount of Two Hundred Thousand and no/100 Dollars ($200,000.00) to Chicago Title Insurance Company, 106 W. 11th Street, Kansas City, Missouri 64105, Attn: Kathy Thompson (“Escrow Company”), within two (2) business days after the date a fully-executed copy of this Agreement is delivered to Escrow Company by Seller. Such deposit, together with all interest accrued thereon and any additional amounts under (c) below, is herein collectively called the “Earnest Money”, and shall be invested by the Escrow Company in an FDIC-insured, interest-bearing account as Purchaser shall direct.

(b) If the sale of the Membership Interests is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied to the payment of the Purchase Price at Closing. If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser, without the consent or joinder of Seller being required, and no party hereto shall have any further obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement for a period of one year (the “Surviving Obligations”). If Purchaser fails to consummate this Agreement and is in default pursuant to Section 8.2 of this Agreement, Seller may terminate this Agreement and thereupon the Earnest Money shall be paid to the Seller by the Escrow Company as liquidated damages, without the consent or joinder of Purchaser being required.

(c) If the Purchaser delivers an Approval Notice as evidence that it elects to proceed with this transaction, within two (2) business days of that event it will deliver One Hundred Seventy Five Thousand Dollars ($175,000.00) to the Escrow Company as additional Earnest Money for total Earnest Money of $375,000.00. All of this Earnest Money shall be disbursed in accordance with this Agreement.

4.

CONDITIONS TO CLOSING

4.1 Seller’s Obligations. Seller has delivered or shall deliver to Purchaser (at Seller’s expense), within five (5) days after the Effective Date, true, correct and complete legible copies of the following, except that items marked with [*] shall be made available to the Purchaser at the Seller’ office, for review and copying by Purchaser, during business hours with reasonable prior notice:

(a) Title. A copy of the most recent title policy regarding the Property in the possession of Seller, together with all documents in Seller’ possession referenced therein as exceptions to title.

(b) Survey. A copy of the most recent existing “as built” survey of the Property which is in Seller’ possession.

(c) Contracts. Copies of all contracts pertaining to the Property (the “Contracts”), including, but not limited to, service contracts, equipment leases and maintenance contracts. These are listed on attached Exhibit E.

(d) Rent Roll. A current rent roll of the Property, certified by Seller to be true, correct, and complete in all material respects, describing all Leases of space in the Improvements as of the calendar month immediately preceding the calendar month in which the Effective Date occurs, listing, for each apartment unit at the Property, each apartment number, unit type, unit status, tenant name, commencement and termination dates, market rent, lease rent, deposits, current balance of rent owed, and details of all rental concessions or specials.

(e) Operating Statements. Operating statements of the Property for calendar years 2003, 2004 and 2005, if applicable, and for the trailing twelve (12) month period immediately preceding the Effective Date, in form routinely prepared by or for the benefit of Seller. Prior years were prepared with information by prior management company.

(f) *Utility Bills. All utility bills relating to the operation of the Property (including, but not limited to, gas, electric, water and sewer) for each of the three (3) calendar months immediately preceding the calendar month in which the Effective Date occurs.

(g) Tax Bills. All tax bills relating to the Property (including, but not limited to, property, personal and rental taxes, and any special assessments) for calendar years 2002 through and including 2004, and any valuation notices received with respect to the current calendar year.

(h) *Accounting Records. All accounting records of Seller for each of the twelve (12) calendar months immediately preceding the calendar month in which the Effective Date occurs.

(i) Inventory. A current inventory of all Tangible Personal Property owned by Seller as listed on attached Exhibit D.

(j) Employee Roster. A listing of all employees of Seller engaged in the operation, maintenance and/or management of the Property, showing, for each such employee, annual compensation, years of service, job title, and discounts, free apartments and other such benefits.

(k) *Property Condition Reports. All soils reports, environmental reports, sound/acoustic reports, structural reports, engineering data and related materials relating to the Property in Seller’s possession or control.

(l) Appraisals. The most recent appraisal relating to the Property in Seller’s possession or control.

(m) Plans and Specifications. Subject to the provisions of Section 1.1 (h), copies of the final plans and specifications pursuant to which the Improvements were constructed, all final architectural renderings, drawings and blueprints related to the Property, all construction contracts, architectural contracts, engineering contracts and third-party warranties and guaranties related to the construction of the Improvements, and all construction inspection reports and related materials relating to the construction of the Improvements, to the extent in Seller’s possession or control.

(n) Certificates of Occupancy and Permits; Zoning. All certificates of occupancy and all other related permits, licenses, and other approvals issued by the appropriate governmental authorities relating to the Property, and evidence of compliance of the Property with current zoning ordinances.

*(o) Construction Capital Improvements. Copies of maintenance records and a list of all capital improvements made for the calendar years 2002, 2003, 2004, if applicable, and for 2006 year-to-date, and scheduled but not yet made for the year 2006.

(p) Insurance. Copies of insurance policies currently in force and effect with respect to the Property, and copies of all loss runs for calendar years 2002 through and including 2006 to date.

* (q) Leases. Copies of the Leases.

(r) Other Information. Such other information related to the Property as Purchaser may reasonably request, if available to Seller without material cost.

4.1.1 Approval Period. During the period (the “Approval Period”) commencing on the Effective Date and expiring at 5:00 p.m. Central Standard Time 30 days thereafter (the “Due Diligence Date”) the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a) Purchaser’s being satisfied in Purchaser’s sole discretion that the Property is suitable for Purchaser’s intended uses; and

(b) Purchaser’s being satisfied, in Purchaser’s sole discretion, with the items listed in Section 4.1(a) through Section 4.1(r) above, including the information reflected therein.

Purchaser may (but shall not be obligated to) terminate this Agreement by written notice thereof to Seller at any time on or before the expiration of the Approval Period, if, in Purchaser’s sole and absolute discretion, Purchaser decides not to consummate the purchase of the Membership Interests contemplated hereby. In such event, then this Agreement will be deemed to have terminated as of the date of such notice and, in such event, neither party shall have any further obligation hereunder except for the Surviving Obligations. If, in Purchaser’s sole and absolute discretion, Purchaser determines that Purchaser desires to consummate the purchase of the Membership Interests contemplated hereby, then Purchaser will give written notice thereof (the “Approval Notice”) to Seller on or before the expiration of the Approval Period.

In the event that Purchaser timely gives Seller the Approval Notice, Purchaser will be deemed to have waived any objection with respect to the inspections under this Section 4.1.1, and this Agreement will proceed to Closing, subject to all other terms and conditions of this Agreement. If Purchaser does not give Seller the Approval Notice on or before the expiration of the Approval Period and has not previously terminated this Agreement by written notice to Seller, then this Agreement will be deemed to have terminated as of the expiration of the Approval Period and, in such event, neither party shall have any further obligation hereunder except for the Surviving Obligations. In either of such events terminating the Agreement, within three (3) business days following written request from Purchaser to the Escrow Company without joinder by Seller, the Escrow Company shall return all of the Earnest Money to Purchaser. In the event that this Agreement is terminated without Closing for any reason, the Purchaser shall return, at its sole cost and expense, all documents and copies thereof which it has received from the Seller in regard to the Property or its title within five (5) business days of the termination date.

4.1.2 Title Commitment. The Company shall own at Closing good and marketable title to the Property subject only to the “Permitted Encumbrances” (defined below). Within ten (10) Business days following the Effective Date, Seller shall obtain from the Escrow Company’s National Business Unit at 830 East Main Street, Richmond, Virginia 23219, Attn: Michelle S. McQueen, at its sole cost and expense, and deliver to Purchaser, a commitment for an ALTA Owner’s Policy of Title Insurance (the “Title Commitment”) insuring good and marketable fee simple title to the Property, together with legible copies of all exceptions listed therein. The Seller’s premium cost of the Owner’s Policy of title insurance shall not exceed the price quoted by the Kansas City, Missouri office of the Escrow Agent.

Purchaser shall have ten (10) days following its receipt of the last of the Title Commitment, legible copies of all exceptions listed therein and the “Survey” (defined below), to deliver to Seller written notice of Purchaser’s objections to title and matters shown on the Survey (the “Title Objection Letter”). Seller shall have the right, but not the obligation, to cure Purchaser’s objections to title and matters shown on the Survey; subject, however, to Seller’s obligation to remove all “Monetary Liens” (as defined below) by Closing. Seller shall notify Purchaser in writing within five (5) days following Seller’ receipt of the Title Objection Letter concerning which title and survey objections, if any, Seller has agreed to cure. In the event that Seller does not undertake to cure all of the objections in the Title Objection Letter to Purchaser’s sole satisfaction (or does not timely respond to the Title Objection Letter), then Purchaser shall have the right for five (5) days after receipt of Seller’ response to the Title Objection Letter (or five (5) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title and survey objection in writing and proceed to Closing (in which event such waived title and survey objection shall be deemed to be a “Permitted Encumbrance”, as defined below), or (ii) terminate this Agreement and receive an immediate refund of the Earnest Money.

All exceptions set forth in the Title Commitment, including leasehold rights of tenants in possession as tenants only, and matters shown on the Survey which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing) are herein collectively called the “Permitted Encumbrances”. In the event that any update to the Title Commitment indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which are not shown in the initial Title Commitment and that are unacceptable to Purchaser, Purchaser shall within five (5) days after receipt of any such update to the Title Commitment notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”).

Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner reasonably satisfactory to Purchaser (i) any Unacceptable Encumbrances that arise by, through or under Seller, and (ii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens or monetary judgments that appear on the Title Commitment (“Monetary Liens”). In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Purchaser (other than the Monetary Liens which shall be removed by Seller in accordance with the preceding sentence), Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller’ written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto. Upon a termination of this Agreement pursuant to the immediately preceding sentence, the Earnest Money shall be returned to Purchaser and neither party shall have any obligations hereunder other than the Surviving Obligations.

4.1.3 Survey. Seller will provide Purchaser with the most current survey it possesses without any duty of supplementation. Purchaser may, at its sole cost and expense, obtain an updated as-built survey of the Property by a registered surveyor acceptable to the Escrow Company, which may be an update of the existing survey delivered by Seller to Purchaser pursuant to Section 4.1 above and which shall be sufficient for purposes of deleting any “survey exceptions” from the title policy to be issued pursuant to the Title Commitment (such new or updated survey being referred to herein as the “Updated Survey”). The specifications for a Updated Survey are entirely at the discretion of the Purchaser. No delay in the delivery of the Updated Survey, which is under the control of the Purchaser, shall extend the Approval Period.

4.1.4 Contracts. Purchaser shall notify Seller prior to the expiration of the Approval Period which Contracts Purchaser will require Seller to cancel at Closing (the “Rejected Contracts”), and Seller hereby agrees to cancel same not later than Closing. However, if any of the Contracts may not be terminated on thirty (30) days notice without payment of a fee or penalty, then Purchaser agrees to assume such Contracts at Closing or deduct the full amount of such penalty from the Purchase Price.

4.2 Inspection. During the Approval Period, at any time and from time to time during normal business hours (and thereafter through the Closing Date), Purchaser may inspect, test, and survey: (a) the Property and any and all portions thereof, including physical and mechanical inspections, (b) all financial and other records pertaining to the operation of the Property, including, but not limited to, all books, records, documents, accounting and management reports of Seller, and (c) originals of all Leases and Contracts. Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment, which shall require no consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing.

Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, tests and surveys, including obtaining all necessary tenant consents and/or providing adequate notice to tenants regarding Purchaser’s entry into leased areas on the Property upon reasonable notice, and making available during normal business hours all relevant personnel to answer any questions which Purchaser may reasonably ask regarding the Property. Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Seller, its members and their respective officers, directors, shareholders, employees and agents harmless from and against all claims for bodily injury or property damage which may be asserted or recovered against any of the foregoing indemnitees arising by reason of the tests, studies, inspections and investigations performed hereunder, which obligation of indemnification shall survive the Closing or any expiration or termination of this Agreement, however caused. If the sale fails to close for any reason, the Purchaser agrees to provide the Seller with copies of all tests and studies done pursuant to this Section.

4.3 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Purchaser has the full right, power and authority, without additional approvals or the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on Purchaser under this Agreement;

(b)  Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser, or any partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any partner or related entity or affiliate of Purchaser, or any of Purchaser’s assets is bound; and

(c) Purchaser has not relied upon Seller or Seller’s counsel for any legal, tax or accounting advice.

The Purchaser’s representations and warranties set forth in this Section 4.3 shall survive the Closing or termination of this Agreement for a period of one (1) year.

4.4 Seller’s Representations and Warranties and Covenants.

(a)	Seller represents and warrants to Purchaser that:

(i) Seller has the full right, power, and authority, without the joinder or consent of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement,

(ii) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller or the Company is a party or by which either of them or any of their assets are bound,

(iii) there is no existing or pending (or to Seller’s knowledge threatened) litigation affecting Seller, the Company or the Property other than normal collection actions against tenants,

(iv) Neither the Company nor the Seller has knowledge of or has received any written notice of, any violation of any governmental requirements (including zoning regulations, health and safety regulations, building and fire codes and “Environmental Requirements”, as defined below) concerning the Property, which have not been remedied,

(v) Neither the Company nor the Seller has knowledge of or has received any written notice from any governmental authority regarding any change to the zoning classification of the Property, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements,

(vi) the list of the Contracts attached hereto as Exhibit “E” is true, correct and complete in all material respects as of the date hereof, and there are no other service contracts, equipment leases or maintenance agreements affecting the Property except as listed thereon,

(vii) Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,

(viii) except for those tenants in possession of the Property under written leases for space in the Property, as shown on the rent roll attached hereto as Exhibit “F” (the “Rent Roll”), there are no parties in possession of, or claiming any possession to, any portion of the Property,

(ix) at Closing there will be no unpaid bills or claims in connection with any repair of the Property by or on behalf of Seller or the Company that could result in the filing of a lien against the Property,

(x) the Rent Roll (which is effective as of the date indicated thereon), and as the same shall be updated and recertified at Closing by Seller, is and shall be true, correct and complete in all material respects and no concessions, discounts or other periods of free or discounted rent have been given other than those reflected on such Rent Roll,

(xi) the Company’s financial statements delivered by Seller to Purchaser pursuant to Section 4.1(e) hereof, and all other information delivered by Seller to Purchaser pursuant to Section 4.1 hereof, are true, correct and complete in all material respects,

(xii) Neither the Company nor the Seller has knowledge of or has received any written notice regarding any environmental contamination on, at or adjacent to the Property,

(xiii) Neither the Company nor the Seller has knowledge of or has received any written notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which the Company has completed remedial action which has been formally accepted as sufficient by such authority or insurer,

(xiv) there are no employment agreements of any kind to which the Company is a party, including union or collective bargaining agreements, which will be binding on Purchaser or the Company after the Closing,

(xv) except for prior settlement issues with two buildings which have been remedied (and with respect to which the Seller agrees to provide Purchaser with true, correct and complete copies of all assignable warranties, if any and all reports, studies and other information of whatsoever nature within five (5) days following the Effective Date for Purchaser’s review and approval), neither the Company nor the Seller has knowledge of or has received any written notice of any material defects in the drainage systems, foundations, roofs, walls, superstructures, plumbing, air conditioning and heating equipment, electrical wiring, boilers, hot water heaters or other portions of the Property, and to the best of Seller’s knowledge, the Improvements were constructed substantially in accordance with the plans and specifications for the construction thereof,

(xvi) to the best of Seller’s knowledge there are no underground storage tanks located on or under the Property, there are no conditions on, at or relating to the Property which are in non-compliance with “Environmental Requirements” (as defined below), and there are no “Hazardous Materials” (as defined below) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Requirements,

(xvii) the Company is a duly organized and validly existing Missouri limited liability company in good standing under all applicable laws,

(xviii) Seller owns one hundred percent (100%) of the Membership Interests in and to the Company, Seller has not heretofore assigned or transferred such Membership Interests, and there are no charges, liens or other encumbrances upon such Membership Interests,

(xix) Attached hereto as Exhibit “B” is a true, correct and complete copy of the Organizational Documents for the Company and all amendments thereto, and attached as Exhibit “H” is a true and complete copy of the Assignment by which the Seller obtained the Membership Interests. Prior to Closing, Seller covenants and agrees to amend the Company’s Articles of Organization to change the answer to the question set forth in Article 7 thereof from “Yes” to “No.” The Company is treated as a partnership for federal and state income tax purposes and neither the Company nor Seller has made an election to be treated as a corporation for income tax purposes. No entity-level income taxes are due or payable by the Company.

(xx) The Company owns no other assets other than the Property and has no Liabilities other than (1) operating expenses and trade payables disclosed to Purchaser in operating statements delivered to Purchaser pursuant to Section 4.1 (e), (2) the Permitted Encumbrances, and (3) the existing financing to be paid off at Closing. In regard to two Kansas real estate purchase contracts that were originally in the name of the Company, prior to the expiration of the Due Diligence Period, the Seller shall provide Purchaser with copies of full releases from the sellers in those transactions acknowledging that the Company has no further liability in regard to those transactions.

(xxi) Neither Seller nor the Company has (1) made a general assignment for the benefit of creditors; (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by their respective creditors; (3) suffered the appointment of a receiver to take possession of all or substantially all of their respective assets; or (4) suffered the attachment or other judicial seizure of all, or substantially all, of their respective assets, and

(xxii) Seller has not relied on Purchaser or Purchaser’s counsel for any legal, tax or accounting advice.

(b) Seller shall deliver a certificate to Purchaser at Closing updating and recertifying all of the foregoing representations and warranties to Purchaser as of the Closing Date. All of the foregoing representations and warranties expressly shall survive the Closing for a period of one (1) year. Seller hereby agrees to indemnify, defend and hold harmless Purchaser from and against any and all Liabilities imposed upon or asserted against Purchaser, arising out of or relating in any manner to the breach by Seller of Seller’s representations and warranties contained in this Agreement. The indemnities provided above shall also survive the Closing.

(c) For purposes of this Agreement, “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any radioactive material, including any “source material”, “special nuclear material” or “byproduct material”, as now or hereafter defined in 42 U.S.C. §2011 et seq.; (ix) any form of mildew or mold producing mycotoxins or other toxins harmful to human health or life, specifically including, but not limited to, Aspergillus, Penicillium, and Stachybotrys; (x) lead-based paint; and (xi) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under “Environmental Requirements” (as defined below) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass. Further, for purposes of this Agreement, “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.5 Conditions Precedent to Closing. It shall be a condition precedent to Purchaser’s obligations to consummate this transaction that all representations and warranties made herein by Seller are true and correct in all material respects as of the Closing Date, and all covenants made by Seller herein are fully complied with, failing which (provided Seller made no misrepresentation at the time such representations and warranties were made), Purchaser, at its option, shall be entitled to terminate this Agreement and receive a return of the Earnest Money, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations.

5.
COVENANTS OF SELLER

5.1 Insurance. From the Effective Date through and including the Closing Date, Seller agrees to cause the Company to keep the Property insured for its replacement cost under its current policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, and to pay all premiums for such insurance prior to the applicable due dates.

5.2 Operation of Property. From the Effective Date through and including the Closing Date, Seller agrees to cause the Company to operate and maintain the Property in the normal course of business substantially in accordance with Company’s past practices with respect to the Property, normal wear and tear excepted.

5.3 Third-Party Contracts. From the Effective Date through and including the Closing Date, except with prior written consent from Purchaser, Seller agrees to cause the Company to enter into only those third-party contracts which are necessary to carry out its obligations under Section 5.2 and which shall be cancellable on thirty (30) days written notice and without payment of any fee or penalty.

5.4 Leasing of Property. From the Effective Date through and including the Closing Date, except for normal collection actions filed against tenants, Seller agrees to cause the Company to not enter into any new leases, or amend, terminate or accept the surrender of any existing tenancies, or directly or indirectly grant any rental concessions to any present or future tenant of the Property, without the prior consent of Purchaser, except in conformance with the Leasing Guidelines attached hereto as Exhibit “G”.

5.5 Listing of Property for Sale. From the Effective Date through and including the Closing Date or such earlier date in the event that this Agreement is terminated as permitted hereunder, Seller agrees to cause the Company to not list, verbally or in writing, the Property with any broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements regarding any disposition of the Property.

5.6 Obligation to Provide Notices. Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller or the Company receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, or (iii) any litigation filed or threatened against Seller, the Company or the Property.

5.7 Employees. Within two (2) business days after the expiration of the Approval Period, Seller shall notify Purchaser of any employees that Seller intends to retain (the “Retained Employees”), and will, from and after the expiration of the Approval Period, upon Purchaser’s request, facilitate meetings or interviews by Purchaser with any remaining employees (the “Non-Retained Employees”). Effective as of the Closing Date, Seller shall cause the Company to terminate or cause its property manager to terminate all Non-Retained Employees. Seller shall be responsible for payment of all salaries, bonuses, other compensation and accrued benefits due to such Non-Retained Employees and all employment taxes and other similar amounts due in respect of such Non-Retained Employees, including amounts due or alleged to be due for the date of Closing. In the event any employee (whether a Retained Employee or a Non-Retained Employee), leases or occupies any unit in the Property free or at a below-market rental, Seller agrees to cause the Company to terminate such lease not later than the Closing Date, at Seller’s expense. From and after the Closing, Purchaser shall have the right but not the obligation, in its sole discretion, to employ one or more of the Non-Retained Employees.

5.8 Vacant Units Rent Ready. At Seller’s sole cost, Seller shall cause all apartment units located on the Property which have been vacated more than five (5) days prior to the date of Closing to be in “rent-ready” condition (i.e. painted and cleaned (and re-carpeted if needed in Seller’ reasonable judgment and consistent with Seller’s existing standards), with all damage repaired and all appliances in good working order) as of the date of Closing. Purchaser shall have the right to conduct an inspection of all vacant units within such 5 day period to confirm Seller’s compliance with the foregoing.

5.9 Audit Letter. During the Approval Period, the parties will review language for an audit letter to be signed by Seller regarding pre-closing operations of the Property.  If the parties mutually agree on the language of the audit letter during the Approval Period, Seller agrees to sign and deliver such letter within ten (10) days after Purchaser’s request, even if the request is made after Closing (and such obligation shall survive Closing).

6.

CLOSING

6.1 Closing. Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been terminated, the Closing (the “Closing”) shall be held at the offices of the Escrow Company, located at the address set forth in Section 9.1 hereof, within thirty (30) days of the conclusion of the Approval Period or such earlier date as may be specified by Purchaser by written notice to Seller delivered at least three (3) business days prior to such earlier closing date (provided that Purchaser shall be entitled, at any time prior to Closing, to further reschedule the Closing up to the latest possible closing date hereunder) but provided further that anything herein to the contrary notwithstanding, the Closing Date may not be later than December 21, 2006 (the “Closing Date”), unless the parties mutually agree in writing upon another place, time or date. Seller and Purchaser agree that the Closing shall be consummated through an escrow closing with the Escrow Company acting as escrow agent.

6.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases.

6.3 Proration. All rents, other amounts payable by the tenants under the Leases, and all other income with respect to the Property for the month in which the Closing occurs, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date with Purchaser receiving the benefits and burdens of ownership on the Closing Date. If possible utilities shall be read one business day prior to the Closing Date for the purposes of proration. Any amounts unpaid under the Contracts which Purchaser elects to assume at Closing shall be prorated between Seller and Purchaser at Closing.

(a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller. Certain Service Contracts require payments to be made in arrears quarterly, and subsequent to the Closing, if any rents, Service Contract income and other income are actually received by Purchaser, all such amounts shall first be applied to post-closing rents and other amounts due to Purchaser and the balance shall be paid by Purchaser to Seller within thirty (30) days following Purchaser’s receipt thereof, to the extent, and only to the extent of any rental delinquencies or Service Contract payments owed to Seller for the period prior to Closing. If, subsequent to the Closing, any such rents and other income allocable to the period after the Closing Date are actually received by Seller, Seller shall immediately remit the same, or Purchaser’s prorata share thereof calculated as aforesaid, to Purchaser. Seller agrees that, after the Closing, it will not be allowed to file any eviction action in an effort to collect any outstanding rents that remain owing to Seller after the Closing.

(b) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year or before certain Tax Increment Financing benefits are received for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. Subsequent to the Closing, when the tax rate, the assessed valuation of the Property and any TIF benefits are fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

(c) The parties acknowledge and agree that (i) income tax allocations by the Company to Seller will be determined as though the tax year of the Company ended on the date of Closing, and (ii) the Company shall provide Seller with all required tax information as soon as practicable, and in no event later than the time that such information is required to be provided to Seller for federal and state income tax purposes (determined without regard to any extensions other than extensions to which Seller has consented).

(d) The parties acknowledge and agree that the Purchaser will have sole responsibility for the filing of any federal and state income and other applicable tax forms required to be filed by the Company.

The agreements of Seller and Purchaser set forth in this Section 6.3 shall survive the Closing.

6.4 Closing Costs. Purchaser shall pay, on the Closing Date, (a) one-half of any escrow fees and other customary charges of the Escrow Company, (b) special endorsements and additional coverages for the Title Policy; (c) the cost of the Updated Survey; (d) the fees of Purchaser’s counsel, and (e) a per diem on the Purchase Price in an amount agreed on the Closing Statement if the Purchase Price is not released to the Seller by 2:00 PM Kansas City time on the day of Closing. Seller shall pay, on the Closing Date, (d) one-half of any escrow fees and other customary charges of the Escrow Company, (e) all recording costs relating to the Deed, (f) the premium for the ALTA owners title policy, in the amount of the Purchase Price, issued pursuant to the Title Commitment (exclusive of special endorsements and additional coverages requested by the Purchaser), (g) the costs of recording all mortgage cancellations as well as all other costs relating to the payment of any debt secured by the Property; and (g) the fees of Seller’s counsel.

6.5 Seller’s Obligations at the Closing. At the Closing, or at such other time as indicated below, Seller shall take such action as the Escrow Company reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser by their presence at the rental office at the Property) the following:

(a) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Purchaser and the Escrow Company to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(b) Foreign Person. An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(c) Leases. The originals of all of the Leases, together with all security, pet and other deposits (whether refundable or non-refundable) which, under the terms of the Leases in effect at Closing, are required to be returned to the tenants there under (which deposits, at Purchaser’s option, may be applied as a credit against the Purchase Price at Closing).

(d) Contracts. The originals of all of the Contracts other than Rejected Contracts, and evidence that all Rejected Contracts have been cancelled.

(e) Termination of Management Agreement. Evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, and duly executed by Seller and the property manager.

(f) Affidavit. Such affidavits and indemnity agreements as may be required by the Escrow Company to (i) remove any standard exceptions, including mechanics’ liens, parties in possession and similar matters, (ii) provide Purchaser with “GAP” coverage, and (ii) provide Purchaser with a non-imputation endorsement and a Fairway endorsement to Purchaser’s Owner’s Policy of Title Insurance acceptable to Purchaser, but at Purchaser’s sole cost.

(g) Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.4(b).

(h) Title Policy. The Owner’s Policy of Title Insurance, issued by the Escrow Company and in the form required by this Agreement; provided that in the event such policy is not available at Closing, then the Escrow Company shall provide Purchaser at Closing with a “marked title commitment”, committing to issue the Owner’s Policy of Title Insurance in the form required by this Agreement, with the Owner’s Policy of Title Insurance to be delivered to Purchaser as promptly after Closing as reasonably possible.

(i) Releases from Land Contracts. The Seller shall provide the Purchaser with copies of the releases from Kansas land contracts which are described in Section 4.4 (a) (xx).

6.6 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver to Seller the following:

(a) Purchase Price. The Purchase Price, payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Company.

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Company to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.

(c) Reaffirmation Certificate. A reaffirmation certificate stating that all of Purchaser’s representations and warranties under Section 4.3 are true and correct as of the Closing Date.

6.7 Document to be Executed by Seller and Purchaser. At the Closing, Seller and Purchaser shall also execute and deliver an Assignment and Assumption of Membership Interest (the “Assignment”) in the form attached to this Agreement as Exhibit “C”, for the Property.

7.

RISK OF LOSS

7.1 Condemnation. If, prior to the Closing, action is initiated or threatened to take the Property, or part thereof, or to take other property which would have the effect of impairing or eliminating any existing access points to the Property, by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2 Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage equal to or in excess of $100,000.00 prior to the Closing from fire or other casualty, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Company’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit against the Purchase Price in an amount equal to the sum of (i) Company’s deductible under its insurance policy and (ii) the amount of any uninsured loss. If the Property, or any part thereof, suffers any damage less than $100,000.00 prior to the Closing, Purchaser shall have the option of either (A) delaying Closing until Seller completes all repairs necessary to restore the damaged Improvements to their condition prior to such damage but only if this can be completed for a Closing prior to December 24, 2007, or (B) consummating the Closing and accepting the assignment of the proceeds of any insurance covering such damage (plus receive a credit against the Purchase Price in an amount equal to the sum of (i) Company’s deductible under its insurance policy and (ii) the amount of any uninsured loss) and there shall be no other reduction in the Purchase Price.

8.

DEFAULT; INDEMNITY

8.1 Breach by Seller. In the event that Seller shall fail to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser pursuant to a right to do so under the provisions hereof not related to a default or misrepresentation by Seller, Purchaser shall be entitled as its sole and exclusive remedies, at law or in equity, to either (i) terminate this Agreement and receive a refund of the Earnest Money, plus recover as damages from Seller the amount of its actual costs and expenses incurred in negotiating this Agreement, conducting its due-diligence inspection and analysis of and obtaining financing for the Property, and preparing for Closing, and neither party shall have any further right or obligation hereunder other than the Surviving Obligations; or (ii) pursue the remedy of specific performance of Seller’s obligations under this Agreement; provided, however, if the remedy of specific performance for any reason is unavailable to Purchaser, then (and only in such event) Purchaser shall have the right to pursue an action to recover damages from Seller.

8.2 Breach by Purchaser. If Purchaser fails to consummate this Agreement for any reason, except Seller’s default or a termination of this Agreement by Seller pursuant to a right to do so under the provisions hereof not related to a default by Purchaser, Seller, as its sole and exclusive remedy, may terminate this Agreement and thereupon shall be entitled to the Earnest Money as liquidated damages (and not as a penalty). Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that these sums represent reasonable compensation to Seller for such breach.

8.3 Indemnity.

(a) Except as to the matters for which Seller has indemnified Purchaser hereunder, Purchaser shall indemnify, defend and hold harmless Seller and Seller’ affiliates, direct and indirect officers, directors, members, partners, shareholders, agents, and employees of each and all of the foregoing entities, and its and their respective successors, heirs, and assigns, and any other person or entity now, previously, or hereafter affiliated with any or all of the foregoing entities (collectively the “Seller Indemnitees”) from and against any and all Liabilities of any kind or nature incurred by, imposed upon or asserted against the Seller Indemnitees or any one or more of them, arising out of or relating in any manner to the activities of Purchaser in connection with or related to the Company and/or related to the Property from and after the date of Closing.

(b) Each of the persons and entities comprising the Seller shall jointly and severally indemnify, defend and hold harmless Purchaser and Purchaser’s affiliates, direct and indirect officers, directors, members, partners, shareholders, agents, and employees of each and all of the foregoing entities, and its and their respective successors, heirs, and assigns, and any other person or entity now, previously, or hereafter affiliated with any or all of the foregoing entities (collectively the “Purchaser Indemnitees”) from and against any and all Liabilities of any kind or nature incurred by, imposed upon or asserted against the Purchaser Indemnitees or any one or more of them, arising out of or relating in any manner to the activities of Seller in connection with or related to the Company and/or related to the Property prior to the date of Closing other than (i) trade payables not yet due which have been disclosed to the Purchaser and any other obligations which have been subject to proration under Section 6.3 of this Agreement; (ii) obligations under the Leases with tenants that arise from and after the date of Closing; (iii) obligations under the Contracts and any and all tax obligations for the Company which are not yet due and owing.         .

(c) The terms of this Section 8.3 shall survive the Closing without limitation other than the applicable statute of limitations.

9.

MISCELLANEOUS

9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefore, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent by one of the other permitted methods of providing notice on the next succeeding business day. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed) and notice given from legal counsel of any party shall be deemed to be notice from such party:

If to Seller:	THE R & S APARTMENT LAND, LLC
9001 7 Highway
Lenexa, Kansas 66227
Attn: Randall L. Davis
Tel: 913-393-1700
Fax: 913-393-4460
with a copy to:	James R. Schurman and Associates
9630 Monrovia
Lenexa, Kansas 66215
Attn: James R. Schurman, Esq.
Tel: 913-322-4300
Fax: 913-322-4305
If to Purchaser:	America First Apartment Investors, Inc.
101 E, 52nd Street, 25th Floor
New York, New York 10022
Attn: James Egan
Tel: 212-935-8760
Fax: 212-935-8765
with a copy to:	Hunton & Williams LLP
951 East Byrd Street
Richmond, Virginia 23219

Attn: Andrew J. Tapscott, Esq.
Tel: 804-788-8620
Fax: 804-788-8218

If to Escrow Company:	Chicago Title Insurance Company
106W. 11th Street
Kansas City, Missouri 64105
Attention: Kathy Thompson
	Tel:	816-421-5040

Fax: 816-421-7122

9.2 Real Estate Commissions. Seller shall pay to Apartment Realty Advisors, Inc. (hereinafter called “Agent” whether one or more) upon the Closing of the transaction contemplated hereby, and not otherwise, a cash commission in the amount agreed on in a separate agreement between Seller and Agent. Said commission shall in no event be earned, due or payable unless and until the transaction contemplated hereby is closed and fully consummated strictly in accordance with the terms of this Agreement and Seller has received the Purchase Price in immediately available funds. If such transaction is not closed and fully consummated for any reason, including, without limitation, failure of title or default by Seller or Purchaser or termination of this Agreement pursuant to the terms hereof, then such commission will be deemed not to have been earned and shall not be due or payable. Except as set forth above with respect to Agent and Agent’s authorization by Seller, neither Seller nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify and hold harmless Purchaser from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding with Agent and/or any other person or entity alleged to have been made by Seller or the Company or anyone on their behalf with any other broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Missouri, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7 Governing Law. This Agreement shall be governed by the laws of the State of Missouri and the laws of the United States pertaining to transactions in such State.

9.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Notwithstanding the foregoing provisions of this Section 9.8, Purchaser shall be entitled to assign this Agreement, without Seller’s consent, to (i) an entity in which Purchaser has a direct or indirect interest, including an affiliate of Purchaser, or (ii) a qualified intermediary in connection with a tax-deferred exchange; provided, however, that, until the consummation of the Closing, any such assignment shall not release or relieve Purchaser of any liability hereunder.

9.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, each party to this Agreement shall pay their own attorneys’ fees incurred in such suit.

9.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile signature pages shall be effective for purposes of this Section 9.11.

9.12 Effective Date. For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof.

9.13 Exhibits. The following exhibits are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:

(a)	Exhibit A, the legal description of the Land.

(b)	Exhibit B, the Organizational Documents.

(c)	Exhibit C, the form of the Assignment.

(d)	Exhibit D, List of Personal Property.

(e)	Exhibit E, List of Contracts.

(f) Exhibit F, Rent Roll.

(g) Exhibit G, Leasing Guidelines.

(h) Exhibit H, Assignment of Membership Interests

9.14 No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded in the public records of any county.

9.15. Tax-Deferred Exchange. Each party shall have the right to structure the purchase and sale hereunder as a like-kind exchange under Section 1031 of the Internal Revenue Code and its regulations, and each party may assign its rights (but not its obligations) under this Agreement to a qualified intermediary for such purpose. Each party will, upon request by the other party, cooperate as reasonably required to facilitate a tax-deferred exchange, including Seller direct deeding the Property at Closing to multiple parties, as tenants in common, as may be designated by Purchaser or its assignee hereunder, in connection with Purchaser’s intended equity syndication of the Property. Notwithstanding the foregoing, neither party will be required to take title to any other property, undertake any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party, and Closing shall not be delayed as a result of any such exchange.

9.16 Escrow Company. The parties hereto have mutually requested that the Escrow Company act as escrow agent for the purpose of holding the Earnest Money in accordance with the terms of this Agreement. The Earnest Money shall be deposited by the Escrow Company in an interest bearing account approved by Purchaser.

The Earnest Money shall be released or delivered to the party entitled thereto pursuant to this Agreement with reasonable promptness after the Escrow Company shall have received notice: (a) from Seller and Purchaser authorizing release of the Earnest Money, or (b) from Purchaser at any time on or prior to the expiration of the Approval Period, or (c) of the occurrence of either of the following events: (i) the Closing, at which time the Earnest Money shall be paid to Seller and applied to the Purchase Price; or (ii) the receipt by the Escrow Company of a written notice from either Seller or Purchaser stating that an event has occurred under this Agreement entitling the party delivering such notice to the Earnest Money, whereupon the Escrow Company shall deliver written notice (the “Default Notice”) thereof to the other party and, unless such other party shall have delivered a written notice of objection to the Escrow Company within ten (10) days following receipt by such other party of the Default Notice, the Escrow Company shall deliver the Earnest Money to the party initially requesting the Earnest Money.

The Escrow Company is to be considered as a depository only, shall not be deemed to be a party to any document other than this Agreement, and shall not be responsible or liable in any manner whatsoever for the sufficiency, manner of execution, or validity of any written instructions, certificates or any other documents received by it, nor as to the identity, authority or rights of any persons executing the same. The Escrow Company shall be entitled to rely at all times on instructions given by Seller and/or Purchaser, as the case may be and as required hereunder, without any necessity of verifying the authority therefor.

The Escrow Company shall not at any time be held liable for actions taken or omitted to be taken in good faith and without negligence. Seller and Purchaser agree to save and hold the Escrow Company harmless and indemnify the Escrow Company from any loss and from any claims or demands arising out of its actions hereunder other than any claims or demands arising from the Escrow Company’s negligence or willful misconduct. It is further understood by Seller and Purchaser that if, as a result of any disagreement between them or adverse demands and claims being made by any of them upon the Escrow Company, or if the Escrow Company otherwise shall become involved in litigation with respect to this Agreement, the Escrow Company may deposit the Earnest Money with a court of competent jurisdiction and/or in accordance with the order of a court of competent jurisdiction and in any such event, Seller and Purchaser agree that they, jointly and severally, are and shall be liable to the Escrow Company and shall reimburse the Escrow Company on demand for all costs, expenses and reasonable counsel fees it shall incur or be compelled to pay by reason of any such litigation.

Seller and Purchaser agree between themselves that each shall be responsible to advance one-half of all amounts due the Escrow Company pursuant to this Section, provided that any such advance by Seller or Purchaser as a result of any dispute or litigation between them shall be without prejudice to its right to recover such amount as damages from the breaching party. In taking or omitting to take any action whatsoever hereunder, the Escrow Company shall be protected in relying upon any notice, paper, or other document believed by it to be genuine, or upon evidence deemed by it to be sufficient, and in no event shall the Escrow Company be liable hereunder for any act performed or omitted to be performed by it hereunder in the absence of negligence or bad faith. The Escrow Company may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith and without negligence in accordance with the advice of such counsel. The Escrow Company shall have no right or obligation to approve any amendment to this Agreement unless such amendment purports to affect the Escrow Company’s rights or obligations hereunder.

9.17 Recording Re-Plat. For the purpose of selling a separate thirteen acre tract of vacant land which does not include the Land or any Improvements, a re-plat which includes the Land has been approved by the City of Independence, Missouri and is being recorded in Jackson County, Missouri at Seller’s sole cost and expense. Such re-platting shall be recorded prior to the expiration of the Approval Period if not prior to the execution of this Agreement.

9.18 Shopping Center Documents The title report for the Land will include several complex documents having to do with the Independence Center Shopping Center, because the Land was a part of a larger tract that was developed for the shopping center. Seller recommends a careful review of these documents and consultation with the Title Company regarding assurance in the Title Policy that these documents will not cause Purchaser any loss in regard to the Land.

9.19 Limitations on Seller’ Warranties and Representations. As used herein, the term “Seller’s knowledge” or “knowledge of Seller” or similar phrases shall mean the best of Randall and Shelley Davis’ actual knowledge, information and belief, after due inquiry.

9.20 Signatures. This Agreement is being executed to be effective as of the Effective Date, but if this Agreement is signed by the Seller but not signed by the Purchaser no later than October 24, 2006, this Agreement shall lapse and shall be null and void.

SELLER:

The R & S Apartment Land, LLC

By:	/s/ Randall L. Davis

Randall L. Davis, Member Date: October 23, 2006

PURCHASER:

America First Apartment Investors, Inc.,

a Maryland corporation

By:	/s/ James Egan

	Name: James Egan Title:	Executive Vice President and Chief Investment Officer

Date: October 24, 2006

ACKNOWLEDGMENT AND RECEIPT OF ESCROW COMPANY

The undersigned Escrow Company hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the      day of October, 2006, and (ii) the Two Hundred Thousand Dollar ($200,000.00) earnest money deposit on the      day of October      , 2006, and agrees to hold and dispose of the Earnest Money, including the additional Earnest Money if any pursuant to Section 3.1 of and in accordance with the provisions of this Agreement. Seller and Purchaser hereby designate the Escrow Company as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Company, by its execution below, hereby accepts such designation.

Chicago Title Insurance Company

By:
Name:
Title:

The following exhibits have been omitted:

Exhibit A — Legal Description
Exhibit B – Organizational Documents
Exhibit C – Bill of Sale, Assignment and Assumption Agreement
Exhibit D – List of Personal Property
Exhibit E – List of Service Contracts
Exhibit F – Rent Roll
Exhibit G – Leasing Guidelines
Exhibit H- Assign and Assumption Agreement

The Registrant shall furnish supplementally a copy of any omitted exhibit to the Commission upon request.